Exhibit 10.11

PRIVATE & CONFIDENTIAL

July 3, 2023

Ohmyhome Property Inc. (the “Company”)

Address: 6F Ben-Lor Building, 1184A, Barangay Paligsahan, Quezon Avenue, Quezon City 1103

Attn: Board of Directors of Ohmyhome Property Inc.

Dear Sirs,

Debt Purchase of US$ 1,986,287.50

On July 3, 2023, Ohmyhome Limited, (the “Lender”) [R&T Comment: Should this entity be Ohmyhome Limited instead of Ohmyhome Pte. Ltd., which is the entity stated in Exhibit 10.8? Please check and make a global change where appropriate and ensure that this is consistent] and Wong Kok Hoe entered into a debt purchase agreement (“Debt Purchase Agreement”) pursuant to which the Lender agreed to purchase the debt of Ohmyhome Property Inc., a Philippine company. The Debt has a principal amount of US$1,986,287.50 and a maturity date on March 31, 2023 with 0% interest.

After the Debt Purchase Agreement, the Borrower, owes the Debt to the Lender.

1. Borrower

Ohmyhome Property Inc., a company incorporated in the Philippines and having its registered address situated at 6F Ben-Lor Building, 1184A, Barangay Paligsahan, Quezon Avenue, Quezon City 1103 (the “Borrower”).

2. Debt

Debt of US$ 1,986,287.50 (the “Debt”) or its equivalent in relevant currency.

3. (reserved)

4. Repayment and Prepayment

The Borrower shall, on the earlier of (i) within 14 days from the date of demand by the Lender; (ii) 12 months from the date of this Agreement (“Repayment Date”), repay to the Lender all outstanding amounts of the Debt and any other sums due or payable by the Borrower to the Lender under this letter.

The Borrower may prepay the whole or part of the principal amount borrowed and owing under the Debt without paying any fee, penalty or compensation to the Lender (but without prejudice to the Borrower other obligations set out herein) provided that the Borrower shall have given to the Lender not less than 24 hours’ prior written irrevocable notice. On the date on which any such prepayment is made, the Borrower shall pay to the Lender the principal amount to be prepaid and any other sums due and payable by the Borrower hereunder.

Any notice of prepayment given by the Borrower shall be irrevocable and shall oblige the Borrower to prepay in accordance with such notice. Any amount prepaid may not be re-borrowed.

5. (reserved)

6. Interest

The Debt shall have an annualised interest of 5.0% based on the amount drawn, and the interest shall be accrued and payable on the Repayment Date.

7. Payments

All payments by the Borrower hereunder shall be made in immediately available funds free and clear of any withholdings or deductions for any present or future taxes, imposts, levies, duties or other charges. In the event that the Borrower is required by law to make any such deduction or withholding from any amount paid, the Borrower shall pay to the Lender such additional amount as shall be necessary so that the Lender continues to receive a net amount equal to the full amount which it would have received if such withholding or deduction had not been made.

8. Assignment

This letter shall be binding upon and inure to the benefit of the Lender and the Borrower. The Borrower may not assign or transfer any of its rights and/or obligations under this letter without the consent of the Lender.

9. Law and Jurisdiction

This letter shall be governed by and construed in all respects in accordance with the laws of Singapore. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Singapore courts.

10. Waiver

No waiver of any of the Lender’s rights or powers or any consent by the Lender shall be valid unless signed by the Lender in writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other rights, power or privilege. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law or any other rights the Lender may have.

11. Notice and Service of Proceedings

Any notice or other communication given or made under or in connection with the matters contemplated by this letter shall be in writing.

Any such notice or other communication shall be addressed as provided in paragraph (c). All such notice or other communication from the Borrower shall be irrevocable, and shall not be effective until received by the Lender. All such notice or other communication from the Lender shall be deemed to have been duly given or made as follows:

i. if sent by personal delivery, upon delivery at the address of the relevant party;

ii. if sent by post, two days after the date of posting;

iii. if sent by facsimile, when despatched.

The relevant addressees and address of the Lender and the Borrower respectively are:

Name and Address of the Parties

Lender:

Ohmyhome Limited.

11 Lorong 3 Toa Payoh, Block B #04-17 Jackson Square, Singapore 319579

Borrower:

Ohmyhome Property Inc.

6F Ben-Lor Building, 1184A, Barangay Paligsahan, Quezon Avenue, Quezon City 1103

12. Severability

If any provision of this letter is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

We trust that the above terms and conditions are acceptable to you. Please signify your acceptance of the Debt upon the terms and conditions of this letter by counter signing this letter and returning the copy letter to us by no later than 7 days from the date hereof. In the absence of our written agreement to the contrary, if we do not receive the duly signed acceptance and copy letter by such time and date, this offer shall automatically lapse.

Yours faithfully,

/s/ Rhonda Wong
Rhonda Wong,
For and on behalf of
Ohmyhome Limited